Exhibit 99.1

SYNERGY PHARMACEUTICALS, INC.

Synergy Pharmaceuticals Announces Positive Phase IIa Results with Plecanatide to Treat Chronic Constipation

NEW YORK, NEW YORK—October 6, 2010 — Synergy Pharmaceuticals, Inc. (OTC BB: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, announced today positive results in a Phase IIa clinical trial of plecanatide (SP-304) in patients with chronic constipation.  Oral plecanatide given once daily, over 14 consecutive days, at doses of 0.3, 1.0, 3.0 and 9.0 mg gave improved bowel function in patients with chronic constipation.  Benefits were observed in increased frequency of bowel movements, decreased straining and abdominal discomfort, and improvement in other associated clinical measures.  Plecanatide treatment exhibited an excellent safety profile.  No severe adverse events were observed, and notably no patients receiving plecanatide reported diarrhea.  Additionally, no systemic absorption of plecanatide was detected in patients at any of the dose levels studied.  The clinical data will be presented on Monday, October 18, 2010 (Poster Number P762; 10:30 AM to 4:00 PM) at the American College of Gastroenterology Annual Scientific meeting in San Antonio, Texas.  Plecanatide is a member of a new class of non-systemic drugs, referred to as GC-C receptor agonists, for treatment of chronic constipation, irritable bowel syndrome with constipation (IBS-C) and other GI diseases.

“We are very pleased with the superb safety profile that plecanatide exhibited in this trial,” said Gary S. Jacob, Ph.D., President and CEO of Synergy.  “Along with the clear trend in improvement of bowel function in patients treated with plecanatide compared to placebo, there was a complete absence of reported diarrhea, which bodes well for our plan to initiate a 450 patient, dose-ranging Phase IIb trial in chronic constipation in December, 2010, and our Phase II program in IBS-C in 2011.”

“The successful completion of this Phase IIa trial represents a major milestone in the development of plecanatide to treat GI disorders,” said Mr. Gabriele Cerrone, Chairman of Synergy.  “Millions of patients worldwide suffer from chronic constipation and other human GI conditions for which there are limited treatment options currently available.”

Study Design and Results

The Phase IIa, randomized, double-blind, placebo-controlled, dose-escalation, cohort-design, multi-center clinical trial in patients with chronic constipation, using modified Rome III criteria for enrollment, was designed primarily as a safety study, but with the inclusion of measures of bowel function and patient-reported symptoms to provide information on the pharmacodynamic effects of plecanatide on patients with chronic constipation.   Seventy eight evaluable patients were enrolled and dosed with placebo or plecanatide once-daily for 14 consecutive days at oral doses of 0.3 mg, 1.0 mg, 3.0 mg or 9.0 mg, respectively.  Patients were monitored for number of spontaneous and complete-spontaneous bowel movements, stool consistency using the Bristol Stool Form Scale, and ease of stool passage, abdominal discomfort, constipation severity and overall relief.

About Plecanatide

Plecanatide (formerly called SP-304) is a member of a new class of non-systemic drugs for treatment of CC, IBS-C and other GI diseases.  Plecanatide is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract.  Orally administered plecanatide binds to and activates guanylate cyclase C (GC-C) expressed on epithelial cells lining the GI mucosa, resulting in activation of the cystic fibrosis transmembrane conductance regulator (CFTR), and leading to augmented flow of chloride and water into the lumen of the gut, facilitating bowel movement. In animal models, oral administration of plecanatide promotes intestinal secretion as well as ameliorating gastrointestinal inflammation.

About Chronic Constipation (CC)

CC is a very common gastrointestinal disorder.  Up to 26 million Americans suffer from the disorder, and of this population about 5 million have a severe condition necessitating intervention.  The prevalence of the disorder is similar in other developed countries.  Patients with CC often experience hard stools, straining during bowel movements and not enough bowel movements during the week.  People with CC can experience serious discomfort which adversely affects their ability to work and their quality of life.

About Irritable Bowel Syndrome (IBS)

Up to one sixth of adults experience irritable bowel syndrome (IBS), a condition marked by disturbed bowel function and abdominal pain. IBS patients can have three different sets of symptoms; diarrhea-predominant (IBS-D), constipation-predominant (IBS-C) and mixed or alternating disorder (IBS-M). The split in prevalence between the forms is about 1/3rd each. In addition, most patients suffering from the mixed form of IBS (IBS-M) are believed to mainly have constipation. An estimated 10 million people in the US and an additional 10 million people in the EU suffer from IBS-C. IBS (all forms) accounts for 12% of adult visits to primary care physicians in the US.

About the American College of Gastroenterology Annual Scientific Meeting

The American College of Gastroenterology (ACG) Scientific Meeting is one of the premier GI clinical events of the year, playing a major role in educating GI professionals regarding gastroenterological disorders, and delivering the latest clinical updates on common and not-so-common GI disorders.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s proprietary drug plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C (GC-C) receptor on epithelial cells of the GI tract.  Plecanatide has just completed a Phase IIa clinical trial in patients to treat chronic constipation. The Company plans to initiate a Phase IIb 28-day repeated-oral-dose, placebo-controlled trial in chronic constipation patients in late 2010.  More information is available at http://www.synergypharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.

Company Contact:

Gary S. Jacob, Ph.D.

President and CEO

Synergy Pharmaceuticals, Inc.

+1-212-297-0020

gjacob@synergypharma.com